EXHIBIT 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE SECOND QUARTER 2016

Second Quarter Revenue Increased 32% Over Prior Year to $78.5 million

Operating Income Grew 67% to $6.6 Million and EPS from Continuing Operations Increased 71% to 12 cents

VANCOUVER, WASHINGTON, August 1, 2016 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter ended June 30, 2016.

Net sales for the second quarter of 2016 totaled $78.5 million, a 31.6% increase compared to $59.7 million in the same quarter of 2015. The increase in revenues was driven by incremental sales resulting from the recent acquisition of Octane Fitness, along with strong organic sales growth in both the Direct and Retail segments. For the first six months of 2016, net sales were $199.5 million, an increase of 27.9% over the same period last year. Gross margins for the second quarter increased by 190 basis points to 53.3% due to margin increases in both channels, partially offset by shift in channel mix reflecting higher Retail sales growth as well as a $0.3 million non-cash inventory step-up charge related to the Octane Fitness acquisition.

Operating income for the second quarter of 2016 was $6.6 million, a 67.2% increase over operating income of $3.9 million reported in the same quarter of 2015. The increase in operating income primarily reflects higher net sales and gross margins. Excluding the non-cash inventory step-up charge referenced above, operating income for the second quarter of 2016 was $6.9 million, a 74.6% increase over the same quarter in 2015. For the first six months of 2016, operating income was $25.9 million, compared to $21.5 million in the same period last year, an increase of 20.1%.

Income from continuing operations for the second quarter of 2016 was $3.7 million, or $0.12 per diluted share, compared to income from continuing operations of $2.2 million, or $0.07 per diluted share, for the same period of last year. Excluding the non-cash inventory step-up charge, income from continuing operations for the second quarter of 2016 was $3.9 million. EBITDA from continuing operations in the second quarter of 2016 increased by 89.9% to $8.5 million, versus $4.5 million for the same quarter of the prior year. For the first six months of 2016, income from continuing operations was $15.3 million, or $0.49 per diluted share, compared to $13.1 million, or $0.41 per diluted share, in the same period last year, an increase of 16.9%. Excluding the non-cash inventory step-up charges, income from continuing operations for the first six months of 2016 totaled $15.9 million, or $0.51 per diluted share, up 21.7% versus the same period in the prior year.

For the second quarter of 2016, the Company reported net income of $3.5 million, or $0.11 per diluted share, which includes a loss from discontinued operations of $0.2 million. In the second quarter of 2015, the Company reported net income of $2.4 million, or $0.08 per diluted share, which included income of $0.2 million from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are very pleased with our overall performance in the second quarter. Solid revenue growth and increased gross margins in both the Direct and Retail business segments resulted in operating income growth of over 67%. The organic Retail business grew 19% and when including revenue from Octane Fitness, Retail revenue increased 89%. Our disciplined approach to revenue and operating income growth continues to pay dividends.”

Mr. Cazenave continued, “As we enter the back half of the year, we are well positioned for more growth with a number of new product introductions and increased market penetration secured in the Retail segment. Our focus on product innovation and channel diversification will provide the foundation for continued growth in market share both domestically and internationally. The integration of Octane Fitness is also progressing as expected and the early receptivity of Octane's commercial Zero Runner®, launched late in the second quarter, has been very positive. We look forward to showcasing the commercial Zero Runner® along with several other new Nautilus products at our annual September product showcase event in New York.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $44.9 million in the second quarter of 2016, an increase of 7.9% over the comparable period last year. Direct segment sales benefited from continued strong demand for cardio products, especially the Bowflex Max Trainer® product line. For the first six months of 2016, net sales for the Direct segment were $126.2 million, an increase of 9.0% over the same period last year.

Operating income for the Direct segment was $7.5 million for the second quarter of 2016, an increase of 47.4% compared to the second quarter 2015. Operating income benefited from higher net sales and gross margins. Gross margin for the Direct business improved 490 basis points to 67.1% for the second quarter of 2016, compared to 62.2% in the second quarter of last year. Gross margin improvement reflected favorable product mix and lower reserve requirements.

Net sales for the Retail segment were $32.9 million in the second quarter of 2016, an increase of 89.1% when compared to $17.4 million in the second quarter last year. The improvement in Retail net sales reflects the inclusion of Octane Fitness, as well as strong double digit organic growth across both the cardio and strength components of the Retail business. For the first six months of 2016, net sales for the Retail segment totaled $71.7 million, an increase of 85.3% over the same period last year.

Operating income for the Retail segment was $4.1 million for the second quarter of 2016 compared to $1.2 million in the second quarter of last year. The increase in Retail operating income was primarily due to improvement in the organic Retail business revenue and margins reflecting the leveraging of supply chain costs and lower reserve requirements, coupled with the addition of Octane Fitness. Retail gross margin was 33.5% in the second quarter of 2016, compared to 23.5% in the same quarter of the prior year. Retail gross margins were negatively impacted by a purchase price inventory step-up charge related to the Octane Fitness acquisition of $0.3 million. Excluding this charge, Retail gross margins would have been 34.4%, up 10.9 percentage points versus gross margin of 23.5% for the prior period last year.

Royalty revenue in the second quarter 2016 was $0.7 million, compared to $0.6 million for the same quarter of last year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of June 30, 2016, the Company had cash and marketable securities of $73.5 million and debt of $72.0 million, compared to cash and marketable securities of $60.8 million and debt of $80.0 million at year end 2015. Working capital of $78.0 million as of June 30, 2016 was $8.7 million higher than the 2015 year-end balance of $69.4 million, primarily due to growth in cash and marketable securities of $12.7 million. Inventory as of June 30, 2016 was $43.0 million, compared to $42.7 million as of December 31, 2015 and $28.4 million at the end of the second quarter last year. The increase in inventory compared to the second quarter last year was primarily due to the acquisition of Octane Fitness.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the second quarter ended June 30, 2016 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, August 1, 2016. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 359-3627 in North America and international listeners may call (719) 457-2648. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, August 1, 2016, through 11:59 p.m. ET, August 15, 2016. Participants can dial (877) 870-5176 in North America and international participants can dial (858) 384-5517 to hear the playback. The passcode for the playback is 5762495.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, and certain non-GAAP financial results for the second quarter and first six months of 2016, excluding the impact of a non-cash inventory step-up charge.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the nature of the excluded item, the non-GAAP results assists investors in assessing the Company's operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects.

For a quantitative reconciliation of our non-GAAP financial measures and adjusted financial results to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products; anticipated channel diversification, anticipated demand for the Company's new and existing products; growth in revenues and profits; and anticipated benefits of the acquisition of Octane Fitness. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include costs associated with the acquisition, failure to successfully integrate the Octane Fitness business, achieve expected synergies or realize other anticipated benefits of the transaction, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements and the impact of disputes regarding royalty obligations owed or owing to us, a decline in consumer spending due to unfavorable economic conditions, and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six months ended June 30, 2016 and 2015 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$78,529	$59,695	$199,457	$155,934
Cost of sales	36,667	29,039	91,251	71,389
Gross profit	41,862	30,656	108,206	84,545

Operating expenses:
Selling and marketing	24,711	20,052	59,890	48,451
General and administrative	7,203	4,293	15,434	9,871
Research and development	3,375	2,379	7,009	4,686
Total operating expenses	35,289	26,724	82,333	63,008

Operating income	6,573	3,932	25,873	21,537
Other, net	(582)	(228)	(1,118)	(305)
Income from continuing operations before income taxes	5,991	3,704	24,755	21,232
Income tax expense	2,295	1,485	9,473	8,154
Income from continuing operations	3,696	2,219	15,282	13,078
Income (loss) from discontinued operations	(166)	205	(308)	78
Net income	$3,530	$2,424	$14,974	$13,156

Basic income per share from continuing operations	$0.12	$0.07	$0.49	$0.42
Basic income (loss) per share from discontinued operations	(0.01)	0.01	(0.01)	—
Basic net income per share	$0.11	$0.08	$0.48	$0.42

Diluted income per share from continuing operations	$0.12	$0.07	$0.49	$0.41
Diluted income (loss) per share from discontinued operations	(0.01)	0.01	(0.01)	—
Diluted net income per share	$0.11	$0.08	$0.48	$0.41

Shares used in per share calculations:
Basic	31,072	31,485	31,044	31,441
Diluted	31,335	31,791	31,315	31,801

Select Metrics:
Gross margin	53.3%	51.4%	54.3%	54.2%
Selling and marketing % of net sales	31.5%	33.6%	30.0%	31.1%
General and administrative % of net sales	9.2%	7.2%	7.7%	6.3%
Research and development % of net sales	4.3%	4.0%	3.5%	3.0%
Operating income % of net sales	8.4%	6.6%	13.0%	13.8%

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and six months ended June 30, 2016 and 2015 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2016	2015	$	%
Net sales:
Direct	$44,940	$41,662	$3,278	7.9%
Retail	32,911	17,404	15,507	89.1%
Royalty	678	629	49	7.8%
	$78,529	$59,695	$18,834	31.6%

Operating income (loss):
Direct	$7,525	$5,106	$2,419	47.4%
Retail	4,117	1,176	2,941	250.1%
Unallocated corporate	(5,069)	(2,350)	(2,719)	(115.7)%
	$6,573	$3,932	$2,641	67.2%

	Six Months Ended June 30,		Change
	2016	2015	$	%
Net sales:
Direct	$126,174	$115,719	$10,455	9.0%
Retail	71,716	38,694	33,022	85.3%
Royalty	1,567	1,521	46	3.0%
	$199,457	$155,934	$43,523	27.9%

Operating income (loss):
Direct	$28,669	$24,677	$3,992	16.2%
Retail	8,061	2,676	5,385	201.2%
Unallocated corporate	(10,857)	(5,816)	(5,041)	(86.7)%
	$25,873	$21,537	$4,336	20.1%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2016 and December 31, 2015 (unaudited and in thousands):

	As of
	June 30, 2016	December 31, 2015
Assets

Cash and cash equivalents	$40,184	$30,778
Available-for-sale securities	33,294	29,998
Trade receivables, net of allowances of $78 and $918	19,670	45,155
Inventories	42,995	42,729
Prepaids and other current assets	7,006	6,888
Income taxes receivable	8,479	439
Deferred income tax assets	—	8,904
Total current assets	151,628	164,891

Property, plant and equipment, net	17,457	16,764
Goodwill	60,475	60,470
Other intangible assets, net	71,433	73,354
Other assets	575	433
Total assets	$301,568	$315,912

Liabilities and Shareholders' Equity

Trade payables	$43,247	$61,745
Accrued liabilities	10,491	13,027
Warranty obligations	3,865	4,753
Note payable	15,993	15,993
Total current liabilities	73,596	95,518

Warranty obligations, non-current	4,264	3,792
Income taxes payable, non-current	5,126	4,116
Deferred income tax liabilities, non-current	13,109	18,380
Other long-term liabilities	4,806	3,144
Note payable, non-current	55,975	63,971
Shareholders' equity	144,692	126,991
Total liabilities and shareholders' equity	$301,568	$315,912

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Income from continuing operations	$3,696	$2,219	$15,282	$13,078
Interest expense (income), net	446	(53)	858	(92)
Income tax expense of continuing operations	2,295	1,485	9,473	8,154
Depreciation and amortization	2,029	808	3,964	1,718
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$8,466	$4,459	$29,577	$22,858

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Operating income	$6,573	$3,932	$25,873	$21,537
Inventory step-up charge	291	—	1,008	—
Adjusted operating income	$6,864	$3,932	$26,881	$21,537

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Income from continuing operations	$3,696	$2,219	$15,282	$13,078
Inventory step-up charge	291	—	1,008	—
Related tax benefit	(109)	—	(378)	—
Adjusted income from continuing operations	$3,878	$2,219	$15,912	$13,078

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Diluted income per share from continuing operations	$0.12	$0.07	$0.49	$0.41
Inventory step-up charge	0.01	—	0.03	—
Related tax benefit	—	—	(0.01)	—
Adjusted diluted income per share from continuing operations(1)	$0.12	$0.07	$0.51	$0.41

(1) May not add due to rounding.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Retail segment gross profit	$11,025	$4,095	$22,637	$8,782
Inventory step-up charge	291	—	1,008	—
Adjusted Retail segment gross profit	$11,316	$4,095	$23,645	$8,782

Retail segment gross margin	33.5%	23.5%	31.6%	22.7%
Inventory step-up charge	0.9%	—	1.4%	—
Adjusted Retail segment gross margin	34.4%	23.5%	33.0%	22.7%